Exhibit (b)(i)

DBV TECHNOLOGIES S.A.

May 2, 2022

Citibank, N.A. – ADR Department

388 Greenwich Street

New York, NY 10013

Attn: Mr. Brian Teitelbaum

Program ADSs (CUSIP No.: 23306J101)

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of October 24, 2014, amended and supplemented from time to time (the “Deposit Agreement”), by and among DBV Technologies S.A., a société anonyme organized under the laws of the Republic of France and its successors (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

The Company has, upon the terms set forth in the Sales Agreement, dated May 2, 2022 (the “Sales Agreement”), by and between the Company and Jefferies LLC (“Agent”), agreed to issue and sell from time to time through Agent, acting as agent and/or principal, ADSs (the “Program ADSs”), each Program ADS representing one-half (½) of a fully paid Share, with such Program ADSs having an aggregate offering price of up to US$100,000,000 (the “Program Offer”). The Program Offer of Program ADSs through Agent will be made pursuant to a shelf registration statement on Form S-3 (File No.: 333-257569) (the “Registration Statement”) filed on June 30, 2021, in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder and declared effective on or prior to the date hereof by the Commission, which Registration Statement includes (i) a base prospectus, relating to certain securities to be offered from time to time by the Company, and (ii) a prospectus supplement, specifically relating to the Program ADSs, to the base prospectus.

Following the deposit from time to time of Shares by the Company in accordance with the Deposit Agreement and as contemplated in the Sales Agreement, each Program ADS will be issuable at the instruction, and deliverable at the direction, of Agent and the Company in accordance with the terms and conditions of the Sales Agreement.

This letter agreement (this “Letter Agreement”) will confirm our understanding and agreement as follows:

1.  Deposit of Shares. The Company and the Depositary hereby agree that the Shares underlying the Program ADSs, to be delivered upon the sale of Program ADSs (each, a “Program Sale”) following the delivery of an Issuance Decision (as such term is defined in the Sales Agreement) and of the depositary certificate (certificat du dépositaire) in accordance with Article L.225-146 of the French Commercial Code, shall be deposited by, or on behalf of, the Company with the Custodian under the Deposit Agreement, in accordance with the terms hereof and thereof. The Company hereby confirms that at the time of delivery to the Custodian (x) the Shares to be deposited with the Custodian upon a Program Sale of Program ADSs (i) will have been duly authorized and will be validly issued, fully paid, and non-assessable (i.e., not subject to any call for the payment of further capital), (ii) will rank pari passu in all respects, and therefore will be fully fungible with the Shares then on deposit with the Custodian under the Deposit Agreement, (iii) will be legally Delivered to, and deposited with, the Custodian, the Depositary, or any nominee of the Custodian or the Depositary, as the case may be, and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, including, without limitation, any claim related to liabilities arising from the imposition of stamp duty taxes or stamp duty reserve tax, to the extent applicable, and (y) there will be no pre-emptive rights (and any similar rights) with respect to the Shares to be deposited with the Custodian upon a Program Sale that have not been waived, exercised, or lapsed.

2.  Issuance and Delivery of Program ADSs upon a Program Sale. The Company hereby instructs the Depositary to issue and deliver Program ADSs against the deposit of Shares by, or on behalf of, the Company upon the execution of a Program Sale, subject to compliance with the terms and conditions of the Deposit Agreement and this Letter Agreement, including without limitation, the receipt by the Custodian or on behalf of the Depositary of the applicable Shares and the receipt, by the Depositary, of the corresponding fees. The Depositary hereby agrees to issue Program ADSs representing the right to receive such Shares in accordance with the Deposit Agreement upon receipt of (i) the opinions referred to in Section 4 of this Letter Agreement at each of the times of delivery set forth in Section 4 of this Letter Agreement, (ii) confirmation of deposit of the applicable Shares by, or on behalf of, the Company, (iii) the corresponding fees referred to in Section 5 of this Letter Agreement, and (iv) a Program Issuance and Delivery Instruction for each Program Sale, in the form annexed hereto as Exhibit A.

3.  Representations and Warranties. The Company hereby represents and warrants to the Depositary that (i) the terms of the Sales Agreement provide that the Program ADSs, when issued and delivered against payment therefor, will be freely transferable by Agent and the non-affiliate initial purchasers thereof; and there are no legal restrictions on subsequent transfers of the Program ADSs under the laws of France or the United States, and (ii) it will cause the Shares underlying the Program ADSs deliverable upon a Program Sale to be deposited with the Custodian or on behalf of the Depositary and shall authorize and instruct, together with Agent, the Depositary to issue the Program ADSs in accordance with the Deposit Agreement and the terms of this Letter Agreement.

4. Opinions. In furtherance of the foregoing, the Company shall, (i) at the time of execution of this Letter Agreement, provide the Depositary with (x) an opinion of its French counsel (its “French Counsel”) to the Depositary which addresses, among other things, that subject to customary and appropriate assumptions and qualifications, (a) the execution, delivery, and performance of this Letter Agreement have been authorized by and on behalf of the Company and, upon the execution and unconditional delivery of this Letter Agreement by a director or other authorized person for and on behalf of the Company, this Letter Agreement will have been duly executed on behalf of the Company, and (b) the execution and delivery of this Letter Agreement by the Company and the performance by the Company of its obligations under this Letter Agreement do not and will not contravene or conflict with any laws of France normally applicable to transactions of the type contemplated by this Letter Agreement, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets, or to the rules and requirements of Euronext Paris or any applicable securities exchange or market upon which the Shares may be admitted, traded, listed, or quoted; (y) an opinion of its U.S. counsel (its “U.S. Counsel”) to the Depositary which addresses, among other things, that subject to customary and appropriate assumptions and qualifications (a) assuming its due authorization, execution, and delivery, this Letter Agreement is valid, binding, and enforceable against the Company under the laws of the State of New York, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (b) the offer and sale of the Shares underlying the Program ADSs to be issued in connection with each Program Sale are duly registered with the Securities and Exchange Commission on the Registration Statement in compliance with the Securities Act; and (z) a certificate signed by the corporate secretary of the Company certifying that this Letter Agreement has been executed and unconditionally delivered by an officer for and on behalf of the Company, and (ii) concurrently with each Program Sale, (x) an opinion of its French Counsel to the Depositary which addresses, among other things, that subject to customary and appropriate assumptions and qualifications, (a) no authorizations, consents, approvals, licences, validations, or exemptions are required by law from any governmental authorities or agencies or other official bodies in France in connection with the issuance and deposit of the Shares issuable upon a Program Sale, and the exercise by the Company of its rights and the performance of its obligations under this Letter Agreement, and (b) when Shares underlying any Program ADSs deliverable upon a Program Sale are issued and allotted in accordance with the terms of this Letter Agreement, the directors of the Company will have been duly and validly authorized to allot such Shares by the Company’s shareholders and such Shares will be validly issued fully paid, non-assessable (i.e., not subject to any call for the payment of further capital), and rank pari passu and be fully fungible with the other issued ordinary shares of €0.10 each in the capital of the Company then held by the Custodian on behalf of the Depositary and underlying the ADSs then outstanding, and the issuance and delivery of Shares shall not violate the rules and requirements of Euronext Paris or any applicable securities exchange or market upon which the Shares may be admitted, traded, listed, or quoted; and (y) an opinion of its U.S. Counsel to the Depositary which addresses, among other things, that subject to customary and appropriate assumptions and qualifications, at the time of delivery of each such opinion, the Registration Statement will be effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued.

5.  Fees. The Company and the Depositary agree that the Company shall pay the Depositary a depositary fee of up to US$0.05 per Program ADS issued upon a Program Sale.

6.  Fractional Shares and Program ADSs. Notwithstanding anything to the contrary in the Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of Program ADSs upon a Program Sale, and the Depositary shall not be required to accept, under any circumstances (a) any fraction of a Share, nor (b) a number of Shares which upon application of the ADS-to-Share ratio would give rise to a fraction of a Program ADS.

7.  F-6 Registration Statement. The Depositary and the Company hereby confirm that a signed conformed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statement on Form F-6 currently on file) that may be filed in respect of the ADSs.

8.  Miscellaneous.

(a) The Company and the Depositary each hereby acknowledges and agrees that its indemnification obligations contained in Section 5.8 of the Deposit Agreement shall, to the extent not unlawful, apply to all of the terms, conditions, obligations and performances under this Letter Agreement as if they were set forth in the Deposit Agreement.

(b) The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(c) This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York. The parties hereby agree that the federal or state courts in the City of New York shall have jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute between them that may arise out of, or in connection with, this Letter Agreement and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts.

(d) This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns.

(e)  This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(f) This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

The Company and the Depositary have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

DBV Technologies S.A.

By:	/s/ Daniel Tassé
Name: Daniel Tassé
Title: Chief Executive Officer

Accepted and Agreed as of the date first written above

CITIBANK, N.A., as Depositary

By:	/s/ Leslie DeLuca
Name: Leslie DeLuca
Title: Attorney-in-Fact

EXHIBIT A

to

Letter Agreement, dated as of May 2, 2022

(the “Letter Agreement”), by and between

DBV Technologies S.A.

and

CITIBANK, N.A.

_____________________

Program Issuance and Delivery Instruction

_____________________

[DATE]

Citibank, N.A., as Depositary
388 Greenwich Street
New York, New York 10013

Attn:

Mr. Marisela Lopez (Marisela.lopez@citi.com)
Mr. Keith Galfo (keith.galfo@citi.com)

Mr. Leslie Deluca (leslie.deluca@citi.com)

Mr. Joseph Connor (joseph.connor@citi.com)

DR Broker Services (drbrokerservices@citi.com)

With a copy simultaneously delivered to:

Citibank Europe plc

1 North Wall Quay

Dublin 1

Republic of Ireland
E-mail: dccdubadr@citi.com

Patterson Belknap Webb & Tyler LLP

1133 Avenue of the Americas

New York, New York 10036

Attn: Jean-Claude Lanza (jlanza@pbwt.com)

          Daniel Graf (dgraf@pbwt.com)

DBV Technologies S.A. (CUSIP No.: 23306J101)

Dear Sirs:

Reference is hereby made to (i) the Deposit Agreement, dated as of October 24, 2014, as may be amended and supplemented from time to time (the “Deposit Agreement”), by and among DBV Technologies S.A., a société anonyme organized under the laws of the Republic of France and its successors (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, and (ii) the Letter Agreement, dated as of May 2, 2022 (the “Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Letter Agreement.

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In accordance with the terms and subject to the limitations set forth in the Deposit Agreement as supplemented by the Letter Agreement and promptly following the Depositary’s receipt of confirmation from the Custodian that the Custodian has received a deposit of the number of Shares specified below from, or on behalf of, the Company in connection with a Program Sale, Agent and the Company hereby jointly instruct the Depositary, and the Depositary hereby agrees

(i) to promptly accept for deposit the number of Shares and issue the number of Program ADSs in each case as specified below:

Number of Shares deposited in connection with Program Sale(s):	____________ Shares
Number of Program ADSs (CUSIP No.: 23306J101; each Program ADS representing one-half (½) of one Share) to be issued in connection with Program Sale(s):	____________ Program ADSs
Price per Program ADS sold in the Program Sale(s):	$ ___________
Total value of Program ADSs sold:	$ ___________
Settlement Date:	____________

and (ii) to promptly deliver such Program ADSs, as follows:

Name of DTC Participant to which the Program ADSs are to be delivered:	Jefferies LLC
DTC Participant Account No.:	0019
Account No. for recipient of Program ADSs at DTC Participant (f/b/o information):	102-00259-10
Name on whose behalf the above number of Program ADSs are to be issued and delivered:	DBV Technologies S.A.
Contact person at DTC Participant:	Lou Zanoni / Keith Lefchuck
Daytime telephone number of contact person at DTC Participant:	Lou Zanoni – (201) 761-7569 Keith Lefchuck – (201) 761-4796

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The Company hereby represents and warrants to the Depositary as of the date hereof that the Shares being deposited into the ADS facility for the purpose of the issuance of the corresponding Program ADSs (i) will have been duly authorized and will be validly issued, fully paid, non-assessable (i.e., not subject to any call for the payment of further capital) (including, without limitation, in accordance with the Company’s By-Laws (statuts) and in the manner contemplated by the Sales Agreement), (ii) are of the same class as, and will rank pari passu in all respects, and therefore will be fully fungible with the Shares then on deposit with the Custodian under the Deposit Agreement, (iii) will be legally Delivered to, and deposited with, the Custodian, the Depositary, or any nominee of the Custodian or the Depositary, as the case may be, and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, including, without limitation, any claim related to liabilities arising from the imposition of stamp duty taxes or stamp duty reserve tax, to the extent applicable, (v) there will be no pre-emptive rights (and any similar rights) with respect to the Shares to be deposited with the Custodian upon a Program Sale that have not been waived, exercised or lapsed, (vi) will be issued and admitted in accordance with the rules and requirements of Euronext Paris or any applicable securities exchange or market upon which the Shares are then traded, listed, or quoted, and (vii) certifies that (x) the Registration Statement (as defined in the Letter Agreement) is effective under the Securities Act, and (y) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Securities and Exchange Commission.

Agent hereby acknowledges all applicable requirements of the Securities Act and the rules and regulations thereunder, and all applicable laws, rules, and regulations relating to the offer and sale of the Program ADSs, including without limitation applicable “Blue Sky” or state securities laws.

This Program Issuance and Delivery Instruction may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

JEFFERIES LLC		DBV TECHNOLOGIES S.A.

By:		By:
	Name:		Name:
	Title:		Title:

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